EXHIBIT 99.1

Press release on the following article:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Owen J. Onsum	April 28, 2005
President & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Community Bancorp 1st Quarter Earnings Report

Record Earnings Announced — Earnings Per Share Up 22.9%

First Northern Community Bancorp (FNRN), holding company for First Northern Bank, today announced record earnings for the first quarter of 2005. Net income for the quarter ended March 31, 2005 was $1.69 million, up 20.71% from the $1.40 million earned in the same period in 2004. Diluted earnings per share for the quarter were $0.43, which was up 22.86%, compared to the $0.35 per diluted share earned a year ago (all 2004 per share earnings have been adjusted for a 6% stock dividend issued March 31, 2005).

Annualized Return on Average Assets for the period ended March 31, 2005 was 1.08%, compared to 1.01% for the same period in 2004. Annualized Return on Beginning Core Equity was 13.29%, compared to 12.39% one year ago.

Total assets at March 31, 2005 were $635.4 million, an increase of $78.5 million, or 14.1% over the first quarter of 2004. Total deposits of $563.6 million increased $71.6 million or 14.6% compared to March 31, 2004 figures. During that same period, total net loans (including loans held-for-sale) increased $78.0 million, or 20.7%, to $455.7 million.

Owen “John” Onsum, President and CEO stated, “We are very pleased to report another quarter of record earnings. The Company, now 95-years strong, has a business model that has been tested in all types of economic conditions. However, the anticipated continuance of gradual increases to interest rates will have a positive effect on our margins. In January, we expanded our brand of banking into Roseville by opening our 11th branch at the corner of Douglas and Eureka, two main thoroughfares in that burgeoning city. Our success in balancing growth, which has been accomplished organically and without acquisition, along with profitability has provided shareholders with solid returns and increasing value. Earlier this week, it was announced that the Board of Directors at their April 21, 2005 Board Meeting, approved a two-for-one stock split effective May 10, 2005. On April 21, 2005, the Company’s stock was trading at $35.10, a three-year high.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and parts of El Dorado Counties. First Northern currently has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Suisun City, Downtown Sacramento and most recently in Roseville. The Bank has real estate lending offices in Davis, Woodland, Vacaville, Roseville and El Dorado Hills, and has an SBA Loan Office and full service Trust Department in Sacramento. First Northern also offers non-FDIC insured Investment and Brokerage Services at each branch location. The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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